EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Conexant Systems, Inc. (“Conexant”) for the registration of 600,000 shares of its common stock and to the incorporation by reference therein of our report dated July 21, 2003, with respect to the financial statements of the Wireless LAN Product Group of Intersil Corporation, acquired by GlobespanVirata, Inc. in August 2003, incorporated by reference in Conexant’s Current Report on Form 8-K, dated March 12, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Fort Lauderdale, Florida August 24, 2004